Exhibit 99.1

PRESS RELEASE

DigitalGlobe Appoints Dr. Roger Mason, Jr.

to Board of Directors

WESTMINSTER, Colo., October 21, 2015 — DigitalGlobe, Inc. (NYSE: DGI), a leading provider of commercial high-resolution earth observation and advanced geospatial solutions, today announced the appointment of L. Roger Mason Jr., Ph.D., to the DigitalGlobe Board of Directors, effective October 21, 2015.

Dr. Mason is a senior vice president at Noblis, a non-profit research corporation, and a member of the board of directors for the Intelligence and National Security Alliance (INSA). He previously served as Assistant Director of National Intelligence for Systems and Resource Analyses, where he was awarded the National Intelligence Distinguished Service Medal, the intelligence community’s highest award.

Dr. Mason is a nationally recognized expert in intelligence capabilities, operations research, and systems integration, and he has published more than 35 papers in peer-reviewed journals and symposia. He holds doctorate and master’s degrees in engineering physics (nuclear) from the University of Virginia, a master’s degree in business administration from Northwestern University, and a bachelor’s degree in physics from The George Washington University.

Dr. Mason will succeed Martin Faga, who has served on the DigitalGlobe Board of Directors since January 2013 and the GeoEye Board of Directors from 2006 to 2013. Faga will retire from the Board at the end of October, having agreed to extend his service on the Board past the standard retirement age until a suitable successor could be found.

“As an expert on national intelligence Marty Faga has provided steady, insightful guidance to us all. We are profoundly grateful for his service,” said Gen. Howell M. Estes III, Chairman of DigitalGlobe’s Board of Directors. “Roger’s deep knowledge of the intelligence and national security communities make him an ideal choice to follow Marty and step into this important role on the board by making significant contributions on day one.”

“With deep technical understanding of our domain and a wealth of knowledge from his government service in the intelligence community, Roger will bring invaluable perspective to our boardroom,” said Jeffrey R. Tarr, President and Chief Executive Officer of DigitalGlobe.

About DigitalGlobe

DigitalGlobe is a leading provider of commercial high-resolution earth observation and advanced geospatial solutions that help decision makers better understand our changing planet in order to save lives, resources and time. Sourced from the world’s leading constellation, our imagery solutions deliver unmatched coverage and capacity to meet our customers’ most demanding mission requirements. Each day customers in defense and intelligence, public safety, civil agencies, map making and analysis, environmental monitoring, oil and gas exploration, infrastructure management, navigation technology, and providers of location-based services depend on DigitalGlobe data, information, technology and expertise to gain actionable insight.

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